Exhibit 99.1
White Electronic Designs to Report Q4 Financial Results Prior to
Market Open on Thursday, December 8, 2005
Company Announces Non-Cash Goodwill Impairment Charge and Positive Tax Benefit;
Company Expects Q4 EPS to be a Loss of $0.45 to $0.63 Per Share; Excluding These Items,
Company Expects Income of $0.07 to $0.09 Per Diluted Share
PHOENIX, AZ — November 28, 2005 — White Electronic Designs Corporation (NASDAQ: WEDC), a developer and manufacturer of innovative components and systems for high technology sectors in military, industrial, medical and commercial markets, announced today that it expects to report its fourth quarter results prior to the market open on December 8, 2005. The Company also announced a non-cash write-down of goodwill of approximately $14 to $18 million, or $0.57 to $0.73 per share, and a $0.8 million, or $0.03 per share, favorable adjustment of tax reserves. Because of the non-cash charge, the Company is expecting to report a Q4 loss that will range from $0.45 to $0.63 per share. Excluding the goodwill charge and tax adjustment, the Company expects to report income ranging from $0.07 to $0.09 per diluted share.
The write-down of goodwill relates to the fiscal 2003 acquisition of Interface Data Systems and the fiscal 2001 acquisition of Panelview Inc. This expected write-down results from management’s annual assessment of goodwill under generally accepted accounting principles, supported by a valuation conducted by an independent third party and remains subject to further review. The Company continues to believe these businesses are important parts of its strategy.
The Company will conduct a conference call on Thursday, December 8 at 11:00 am EASTERN time to review the results of the fourth quarter and the fiscal year 2005.
Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 177791 for 7 days following the call.
A live web cast of the call will be available at http://www.investorcalendar.com/IC/CEPage.asp?ID=97785. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.
About White Electronic Designs Corporation
 White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for the military and defense industries and data and telecommunications markets; anti-tamper security coatings for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.wedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate” and other similar statements of expectation identify forward-looking statements. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current assumptions, expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, such forwarding-looking statements include our expectation regarding fourth quarter 2005 per share results and the write-down of goodwill associated with the acquisitions of Interface Data Systems and Panelview Inc. The results of further review regarding the write-down of goodwill could cause actual results to differ materially from those contained or described in the forward-looking statements.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2005. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information or assumptions after the date of this press release, or to reflect the occurrence of unanticipated events.
GAAP Reconciliation
“This Press Release includes disclosure of expected income per share, excluding certain items. Such disclosure is considered a “non-GAAP financial measure,” as defined in Item 10(e) of Regulation S-K of the Securities and Exchange Act. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in this press release and elsewhere in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has provided below a reconciliation of this disclosure to expected loss per share (including adjustments), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. We believe that the disclosure of expected income per share, excluding certain items, provides investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. We use income per share, excluding certain items, and similar concepts, to measure our performance internally in reports for management.”

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED EXPECTED INCOME (LOSS) FOR 4TH QUARTER 2005
(Unaudited)

	Range per basic share (1)

Expected Loss Per Share	$(0.63)	$(0.45)

Tax Benefit	(0.03)	(0.03)

Goodwill Writeoff	0.73	0.57

Adjusted Earnings Per Share — basic	$0.07	$0.09
Adjusted Earnings Per Share — diluted (2)	$0.07	$0.09

(1)	Table amounts calculated using average basic shares outstanding during the quarter of approximately 24,500,000.

(2)	Adjusted earnings per share — diluted using average diluted shares outstanding during the quarter of approximately 25,000,000.
CONTACTS: Hamid Shokrgozar, President and CEO, (602) 437-1520 or hamid@wedc.com; Joe Diaz: The RCG Group at (480) 675-0400 or diaz@thercggroup.com.